Exhibit 99.1

Contacts:
Lippert/Heilshorn & Associates	Quidel Corporation
Ina McGuinness	Paul E. Landers
Bruce Voss	Senior Vice President & CFO
(310) 691-7100	(858) 552-7962

QUIDEL REPORTS SECOND QUARTER REVENUE AND MARGIN GAINS

Company Confirms 2003 and 2004 Guidance

SAN DIEGO, Calif. (July 30, 2003) — Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid point-of-care (POC) diagnostic tests, today reported that total revenues for the second quarter of 2003 rose 6% to $18.9 million, from $17.8 million for the second quarter of 2002.

The net loss for the second quarter of 2003 on a generally accepted accounting principles (GAAP) basis, which includes an $0.8 million charge as part of a previously announced restructuring, was $0.4 million, or $0.01 per share.  The net earnings for the 2003 second quarter on a pro forma basis, which excludes the restructuring charge, was $0.1 million, or $0.00 per share on a fully diluted basis, meeting analyst consensus estimates.  This compares with net earnings of $0.2 million, or $0.01 per share on a fully diluted basis, for the second quarter of 2002.

Consistent with previous guidance related to the restructuring initiative, which is projected to reduce operating costs by approximately $3.0 million in 2003 and $5.3 million on an annualized basis thereafter, the Company expects to record an additional charge of approximately $1.5 million, most of which is expected to be recorded in the third quarter of 2003.  Quidel estimates the net pre-tax benefit of the restructuring in 2003 will be approximately $0.7 million.

Quidel reports its financial results in accordance with GAAP and additionally on a non-GAAP basis referred to as pro forma. These pro forma measures are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies.  Quidel uses the pro forma financial measures to evaluate and manage the Company’s operations.  Quidel is providing this information to investors and analysts to facilitate the performance of additional financial analysis, because it is consistent with the financial models and estimates published by securities analysts who follow the Company, and because Quidel’s management also evaluates the Company’s performance on this basis.  See the attached reconciliation of pro forma net earnings, which quantifies the amount excluded from pro forma basis results.

The gross margin on net sales for the second quarter of 2003 was 49%, up from a gross margin of 47% in the second quarter of 2002, primarily attributable to higher sales volumes, product mix and production efficiencies.  Expenses for the second quarter of 2003 totaled $10.1 million, compared with $8.0 million last year.  The increase in expenses reflects restructuring costs, research and development expansion activities associated with Quidel’s LTF™ (layered thin film) technology, and expanded sales and marketing efforts in support of Quidel’s influenza, urinalysis and LTF-based products.

The Company reported cash and cash equivalents at June 30, 2003 of $13.3 million, up approximately $10.4 million from cash and cash equivalents at December 31, 2002.

Commenting on the quarter, S. Wayne Kay, Quidel’s president and chief executive officer, said, “Continued revenue and margin gains reflect a dedicated and successful effort to grow our primary product lines in key geographies while realizing cost savings across all operations.  Also, we are pursuing the completion of our manufacturing supply chain initiative, while increasing our investment in R&D and funding development of products based on our LTF technology, all of which should help establish the foundation to create further value for Quidel and our stockholders.”

Quidel Identifies Potential New Distributors in Italy and Germany

In keeping with the Company’s plan to transition to third-party distributors in Germany and Italy as part of its restructuring program, Quidel announced it has identified potential new distributors in these regions and expects to soon complete agreements that encompass all Quidel product lines.

“The business rationale for transitioning to a distributor model in Germany and Italy is compelling, and we believe the results will include substantial cost savings while increasing sales penetration in these countries,” said Kay.  “Upon signing these agreements, which we expect to be effective September 1, 2003, we look forward to discussing the positive impact in more detail.”

Year-to-Date Financial Results

For the first half of 2003, total revenues were $43.3 million, up 11% from $39.0 million in the first half of 2002.  The gross margin on net sales for the period was 52%, compared with 49% in the first half of last year.

On a GAAP basis, year-to-date 2003 net earnings were $1.3 million, or $0.04 per share on a fully diluted basis.  On a pro forma basis (excluding $0.5 million of restructuring costs, net of tax), year-to-date 2003 net earnings were $1.8 million, or $0.05 per share on a fully diluted basis.  These compare with net earnings of $1.6 million, or $0.05 per share on a fully diluted basis, for the comparable 2002 period.

2003 and 2004 Financial Guidance

Also today, Quidel confirmed financial guidance introduced with the 2003 first quarter financial results.  For 2003, total revenues are projected to be approximately $87 million, representing a 17% increase from 2002 total revenues, and net earnings are projected to be $0.16 per share on a fully diluted basis, compared with $0.04 per share on a fully diluted basis in 2002.  Gross margin on net sales for 2003 is estimated to increase to approximately 54% from 49% in 2002.

Quidel reiterated guidance for 2004 revenues of approximately $100 million, representing an approximate 15% year-over-year increase, and for net earnings of $0.38 to $0.41 per share on a fully diluted basis.

Conference Call Information

Quidel management will host a conference call to discuss second quarter financial results today, July 30, 2003 beginning at 5:00 p.m. Eastern Daylight Time (2:00 p.m. Pacific Daylight Time). To participate in the call by telephone, please dial (888) 803-7396 from the U.S., or (706) 634-1052 from outside the U.S.  To listen to the conference call via the Internet as well as to view the first quarter 2003 conference call remarks, go to http://www.quidel.com/InvestorInfo.php.   A replay of the call will be available on Quidel’s Web site for 14 days.  A telephone replay will be available for 48 hours by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation 9668442.

About Quidel

Quidel Corporation is a global company dedicated to helping women and their families live healthy lives through the discovery, development, manufacture and marketing of rapid point-of-care (POC) diagnostic tests.  These tests detect medical conditions and illnesses associated with women’s health in areas such as reproduction and diseases of the elderly.  Quidel also provides POC diagnostic tests for infectious diseases, including influenza A & B, Strep throat, H. pylori infection, Chlamydia, infectious mononucleosis and infectious vaginitis.  Quidel’s diagnostic tests provide information that results in rapid treatment, improved health outcomes, lowered costs and increased patient satisfaction.  Quidel’s products are sold for use in physician offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label products.  For more information visit www.quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risk and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in operating results may arise as a result of a number of factors including, without limitation, seasonality, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, and the lower acceptance of our new products than forecast. Forward-looking statements typically are identified by the use of terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘might,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and similar words, although some forward-looking statements are expressed differently. The risks described under ‘‘Risk Factors’’ in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release.  We undertake no obligation to publicly release the results of any revision of the forward-looking statements.

[Tables to follow]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
	(unaudited)
Net sales	$18,334	$17,361	$42,260	$38,127
Research contract, license and royalty income	544	428	1,013	874

Total revenues	18,878	17,789	43,273	39,001

Cost of sales	9,288	9,265	20,413	19,362
Research and development	1,895	1,544	4,338	3,103
Sales and marketing	4,406	3,767	8,940	7,805
General and administrative	2,414	2,181	5,213	4,502
Restructuring	832	—	832	—
Amortization of intangibles	517	486	1,020	977

Total costs and expenses	19,352	17,243	40,756	35,749

Earnings (loss) from operations	(474)	546	2,517	3,252

Interest expense	291	239	519	484
Interest income	(26)	(4)	(33)	(6)
Other, net	(112)	(61)	(161)	(165)

Total other (income) expense	153	174	325	313

Earnings (loss) before income taxes	(627)	372	2,192	2,939

Income tax expense	(260)	212	869	1,315

Net earnings (loss)	$(367)	$160	$1,323	$1,624

Earnings (loss) per share before income taxes – basic	$(0.02)	$0.01	$0.08	$0.10
Earnings (loss) per share before income taxes – diluted	$(0.02)	$0.01	$0.07	$0.10

Net earnings (loss) per share – basic	$(0.01)	$0.01	$0.05	$0.06
Net earnings (loss) per share – diluted	$(0.01)	$0.01	$0.04	$0.05

Weighted shares used in basic per share calculation	29,002	28,800	28,953	28,777
Weighted shares used in diluted per share calculation	29,002	29,978	29,480	30,059

Gross profit as a % of net sales	49%	47%	52%	49%
Research and development as a % of net sales	10%	9%	10%	8%
Sales and marketing as a % of net sales	24%	22%	21%	20%
General and administrative as a % of net sales	13%	13%	12%	12%

Condensed balance sheet data (in thousands):	6/30/03	12/31/02
	(unaudited)	(audited)
Cash and cash equivalents	$13,312	$2,910
Working capital	29,626	24,002
Total assets	83,161	82,593
Long term obligations	9,942	10,195
Stockholders’ equity	65,265	62,757

QUIDEL CORPORATION

Pro Forma Net Earnings Information
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
	(unaudited)
Pro forma net earnings, excluding restructuring costs
Net earnings (loss) before restructuring costs	$(367)	$160	$1,323	$1,624
Add: Restructuring costs	832	—	832	—
Less: Income tax effect of restructuring costs	(333)	—	(333)	—
Restructuring costs, net of tax	499	—	499	—
Pro forma net earnings	$132	$160	$1,822	$1,624

Pro forma net earnings per share – basic	$0.00	$0.01	$0.06	$0.06
Pro forma net earnings per share – diluted	$0.00	$0.01	$0.06	$0.05

Weighted shares used in basic per share calculation	29,002	28,800	28,953	28,777
Weighted shares used in diluted per share calculation	29,966	29,978	29,480	30,059